Exhibit 99.1

VBI Vaccines Provides an Update on its Restructuring Proceedings and Announces Partial Revocation Order from the British Columbia Securities Commission

CAMBRIDGE, Mass. – December 10, 2024 – VBI Vaccines Inc. (“VBI” or the “Company”) today provided an update on the restructuring proceedings announced on July 30, 2024.

Restructuring Transaction

Following the conclusion of the sale and investment solicitation process conducted under the supervision of the Ontario Superior Court of Justice (Commercial List) (the “Court”) and Ernst & Young Inc., as Court-appointed monitor of the Company and its subsidiaries (the “Monitor”), in connection with the restructuring proceedings (the “Restructuring Proceedings”) of the Company and its subsidiaries instituted on July 30, 2024 under the Companies’ Creditors Arrangement Act (Canada), on October 24, 2024, the Company, as well as certain of its subsidiaries, namely VBI Vaccines (Delaware) Inc. (“VBI DE”), Variation Biotechnologies Inc. (“VBI Canada”) and SciVac Ltd. (“SciVac”), entered into an acquisition agreement (as it may be amended from time to time, the “Acquisition Agreement”) with K2 VBI Equity Trust, LLC (the “Purchaser”), an affiliate of K2 HealthVentures LLC (“K2HV”), one of the secured creditors of the Company and the lender under the debtor-in-possession financing (the “DIP Loan”) implemented in connection with the Restructuring Proceedings.

Pursuant to the Acquisition Agreement, the Purchaser (or its nominee in respect of certain designated assets) will acquire all or substantially all of the assets of the Company and its subsidiaries that are parties to the Acquisition Agreement, pursuant to (i) a reverse vesting order in respect of the Company and VBI Canada, whereby, among other things, (A) all of the issued and outstanding equity interests of the Company and VBI Canada, including the issued common shares of the Company that were previously listed on the Nasdaq Stock Market, will be cancelled and redeemed by the Company or VBI Canada, as applicable, for no consideration, (B) shares of a newly created class of common shares will be issued to the Purchaser in consideration for releasing the Company and its applicable subsidiaries from repayment of the aggregate amounts outstanding under the DIP Loan and the pre-existing loan and guarantee agreement among K2HV, as lender, and the Company and VBI DE, as borrowers, and (C) certain excluded assets and excluded liabilities of the Company, VBI DE and VBI Canada, including the equity interests beneficially held by the Company or its subsidiaries in Variation Biotechnologies (US), Inc., VBI Vaccines B.V., SciVac and SciVac Hong Kong Limited, will be vested out in newly-incorporated special purpose vehicles (the “ResidualCos”) incorporated for the purposes of the transactions contemplated by the Acquisition Agreement; and (ii) a vesting order whereby the issued share of common stock of VBI DE will be vested in the Purchaser, and certain assets of SciVac, VBI Canada, VBI DE and the Company will be vested in VBI DE (or the Purchaser’s nominee) (collectively with the other transactions contemplated by the Acquisition Agreement, the “Transaction”).

On October 31, 2024, the Court issued an approval and reverse vesting order pursuant to which the Court approved the Transaction. Such order was subsequently recognized in the United States by the United States Bankruptcy Court for the District of Delaware on November 20, 2024, and is in the process of being recognized in Israel under relevant provisions of The Israeli Insolvency and Economic Rehabilitation Law, 2018.

Upon completion of the Transaction, the Purchaser will be the beneficial owner of all the securities of the Company, VBI DE, VBI Canada and the ResidualCos, and such entities will be wholly-owned direct or indirect subsidiaries of the Purchaser. In addition, following completion of the Transaction, it is expected that the Company, VBI Canada and VBI DE will cease to be petitioners in the Restructuring Proceedings, and that the ResidualCos will be liquidated and wound-up by way of bankruptcy proceedings.

The closing of the transactions contemplated by the Acquisition Agreement is expected to occur in the near term, by the end of 2024, subject to the satisfaction or waiver (where possible) of the other closing conditions set forth in the Acquisition Agreement.

Following completion of the Transaction, the Company intends to apply for a full revocation of the FFCTO (as defined below) and a cease to be a reporting issuer order in each of the jurisdictions of Canada in which the Issuer is a reporting issuer, namely British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador.

Stikeman Elliott LLP is acting as legal counsel to the VBI group of companies, McMillan LLP is representing K2HV and the Purchaser, while McCarthy Tétrault LLP is advising the Monitor.

Extension of Stay of Proceedings

On November 27, 2024, the Court issued an order extending the stay of proceedings under the Restructuring Proceedings to and including January 31, 2025, and amending the DIP Loan to increase the maximum aggregate amount to be incurred under the DIP Loan, and correlatively, the amount of the priority DIP lender’s charge on the Company’s and its subsidiaries’ assets and properties.

Partial Revocation Order

On December 9, 2024, the British Columbia Securities Commission (“BCSC”), as principal securities regulator of the Company, issued an order (the “Partial Revocation Order”) partially revoking the “failure to file” cease trade order (“FFCTO”) as it applies to the Company solely for the purpose of completing the Transaction with the Purchaser.

The FFCTO was issued by the BCSC on August 20, 2024, as a result of the Company’s failure to file its interim financial statements, management’s discussion and analysis and related officer certifications for the three and six months ended June 30, 2024 (collectively, the “Interim Filings”) pursuant to National Instrument 51-102 - Continuous Disclosure Obligations. The Interim Filings were not filed due to financial distress.

For addition information regarding the Restructuring Proceedings, please contact Ernst & Young Inc., the Court-appointed Monitor of VBI and its subsidiaries by telephone at 1-888-338-1764, or by email at vbi.monitor@ca.ey.com. Documents on the Restructuring Proceedings are also available at the following address: https://documentcenter.ey.com.

About VBI Vaccines Inc.

VBI Vaccines Inc. is a biopharmaceutical company which, through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology and a proprietary mRNA-launched eVLP (“MLE”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is headquartered in Cambridge, Massachusetts.

Website home: https://www.vbivaccines.com/